EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

TO THE RESTATED

ARTICLES OF INCORPORATION

OF VERDISYS, INC.

The undersigned certify that:

1.	They are president and secretary, respectively, of Verdisys, Inc., a California corporation (the “Corporation”).

2.	Article I of the Restated Articles of Incorporation of the Corporation are amended to read as follows:

ARTICLE I.

The name of the Corporation is Blast Energy Services, Inc.

3.	Article III of the Restated Articles of Incorporation of the Corporation are amended to read as follows:

ARTICLE III.

This Corporation is authorized to issue only one class of shares of stock; and the total number of shares which the corporation is authorized to issue is 100,000,000.

4.	The amendment of the Restated Articles of Incorporation has been duly approved by the board of directors.

5.	The amendment of the Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporation Code. The total number of outstanding shares of the corporation is 35,309,473. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: June 6, 2005

/s/ David M. Adams	/s/ John A. MacDonald
David M. Adams	John A. MacDonald
President and Co-CEO	Corporate Secretary